Exhibit 5.1

August 1, 2011

Questcor Pharmaceuticals, Inc.

1300 Kellogg Drive, Suite D

Anaheim, CA 92807

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by Questcor Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission on or about August 1, 2011 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 3,500,000 shares of the Company’s common stock, no par value, reserved for issuance under the Company’s 2006 Equity Incentive Award Plan (the “2006 Plan”) and 600,000 shares of the Company’s common stock, no par value, reserved for issuance under the Company’s 2003 Employee Stock Purchase Plan (the “ESPP”) (the shares being registered under the 2006 Plan and the ESPP are collectively referred to herein as the “Shares”).

We have examined the proceedings heretofore taken and are familiar with the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares.

It is our opinion that, when issued and sold in the manner referred to in the 2006 Plan and the ESPP, as applicable, and pursuant to the agreements which accompany each grant under the 2006 Plan and the ESPP, as applicable, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH a Professional Corporation